UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 12, 2012

Rockwood Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32609	52-2277366
(Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

100 Overlook Center
Princeton, New Jersey 08540
(Address of registrant’s principal executive office)

(609) 514-0300
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.             Entry Into a Material Definitive Agreement.

On December 12, 2012, Rockwood Holdings, Inc. (“Rockwood”) and one of its subsidiaries entered into a Deed of Termination and Release (the “Termination Agreement”) with Talison Lithium Limited, a company incorporated in Australia (“Talison”) to terminate the Scheme Implementation Agreement entered into by Rockwood and Talison on August 23, 2012 (the “Scheme Implementation Agreement”).  Pursuant to the Termination Agreement, Talison will pay Rockwood a C$7.0 million break fee, as required under the Scheme Implementation Agreement, as a result of the withdrawal by Talison’s board of directors of its recommendation that Talison shareholders vote in favor of a proposed offer by Rockwood to acquire Talison (the “Proposal”) in connection with the decision of Talison’s board of directors to recommend that Talison shareholders vote in favor of a competing proposal.  In addition, the Termination Agreement provides for a mutual release by the parties to the Termination Agreement in connection with the Proposal, the Scheme Implementation Agreement and the termination of the Scheme Implementation Agreement.  The termination of the Scheme Implementation Agreement will become effective upon Talison’s payment of the C$7.0 million break fee to Rockwood.

The Termination Agreement is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 1.02.             Termination of Material Definitive Agreement.

The information with respect to the termination of the Scheme Implementation Agreement provided in Item 1.01 of this report is incorporated by reference into this Item 1.02.  The terms of the Scheme Implementation Agreement, which was filed as Exhibit 10.1 to Rockwood’s Form 8-K dated August 23, 2012, were described in Item 1.01 of such Form 8-K and are incorporated herein by reference.

Item 9.01.             Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

10.1	Deed of Termination and Release among Rockwood Holdings, Inc., Rockwood Lithium Australia Pty Limited and Talison Lithium Limited, dated December 12, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCKWOOD HOLDINGS, INC.

	By:	/s/ Michael W. Valente
		Name:	Michael W. Valente
		Title:	Assistant Secretary

Dated: December 14, 2012